UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported) September 30, 2026

Consensus Cloud Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40750	87-1139414
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Flower Street, 15th Floor
Los Angeles, California 90017
(Address of principal executive offices) (Zip Code)

(323) 860-9200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CCSI	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement
On September 30, 2026, Consensus Cloud Solutions, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with certain lenders party thereto (the “Lenders”) and U.S. Bank National Association, as agent (the “Agent”), which such Credit Agreement amends and restates the Company’s existing Credit Agreement (the “Existing Credit Agreement”), dated as of July 9, 2025, by and among the Company, the lenders party thereto, and U.S. Bank National Association, as agent. Pursuant to the Credit Agreement, the Lenders have provided the Company with a senior secured revolving credit facility of $225.0 million (the “Revolving Credit Facility”) and a senior secured delayed-draw term loan facility of $300.0 million (the “DDTL Facility” and together with the Revolving Credit Facility, the “Credit Facility”). The final maturity of the Credit Facility will occur on September 30, 2031, subject to limited customary accelerators. Subject to the terms and conditions of the Credit Agreement, the Company may (i) borrow, repay and reborrow revolving loans at any time during the term of the facility and (ii) the Company may borrow under the DDTL Facility until October 15, 2028, but amounts that are prepaid or repaid may not be reborrowed. Voluntary prepayments of loans and voluntary reductions of unused commitments under the Credit Agreement are permissible without penalty (other than customary interest breakage charges). All outstanding loans and obligations under the Existing Credit Agreement shall continue as revolving loans and obligations (such revolving loans and obligations, the “Existing Obligations”), respectively, under the Credit Agreement and shall be governed by the terms thereof. As of September 30, 2026, no amount had been drawn down on the Credit Facility other than as needed to transfer the Existing Obligations. The Credit Facility is guaranteed by each wholly-owned material domestic subsidiary of the Company, and secured by substantially all assets of the Company and the guarantors, subject to other customary exceptions. The interest rate applicable to the loans made under the Credit Facility are, at the Company’s option, equal to either a base rate or the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin based on the total net leverage ratio (0.75%-1.50% in the case of base rate loans and 1.75%-2.50% in the case of SOFR loans). Subject to market conditions, the Company may enter into swap arrangements to manage its exposure to interest rate fluctuations on all or a portion of its borrowings under the Credit Facility. The Credit Facility provides a source of liquidity for the Company in respect of the retirement of its 6.50% senior notes due 2028 (the “Notes”), of which approximately $348.2 million were outstanding as of September 30, 2026. The Company currently expects to use the proceeds from the DDTL Facility for the exclusive purpose of retiring the Notes on or about October 15, 2027, when they become redeemable at 100% of their principal amount plus accrued interest.

The Credit Facility is subject to a maximum total net leverage ratio covenant and a minimum fixed charges coverage ratio covenant, in each case tested on a quarterly basis. The Credit Agreement contains covenants that, subject to certain exceptions, restrict the Company’s ability to: (i) pay dividends or make distributions on the Company’s common stock; (ii) make certain restricted payments (excluding payments in respect of the Notes); (iii) create liens or enter into sale and leaseback transactions; (iv) enter into transactions with affiliates; (v) merge or consolidate with another company; (vi) incur indebtedness, (vii) make acquisitions and other investments and (viii) transfer and sell assets.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference into this Item 2.03.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Current Report on Form 8-K are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the timing of retirement of the Notes, the market conditions for swaps and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2025 Annual Report on Form 10-K filed by Consensus on February 13, 2026, and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this Current Report on Form 8-K are subject to change. Although management’s expectations may change after the date of this Current Report on Form 8-K, the Company undertakes no obligation to revise or update these statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Consensus Cloud Solutions, Inc. (Registrant)

Date:	October 5, 2026	By:	/s/ Vithya Aubee
Vithya Aubee Vice President and Secretary